Exhibit 99.1

Dorman Products, Inc. Completes Acquisition of SuperATV, a Leading Supplier to the Powersports Aftermarket

October 4, 2022

COLMAR, PENNSYLVANIA – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the motor vehicle aftermarket industry, today announced that it completed the acquisition of Super ATV, LLC (“SuperATV”) for $490 million in cash at closing, plus an earn-out of up to $100 million in the aggregate payable over two years subject to certain performance targets being achieved in 2023 and 2024. The closing payment is subject to customary purchase price adjustments. The transaction was financed with a five-year $500 million incremental term loan facility obtained in connection with an amendment to the Company’s existing credit agreement.

An investor presentation that was previously issued in connection with the announcement of the acquisition containing additional information regarding the transaction remains accessible on Dorman’s website at DormanProducts.com under “Investor Relations.”

About Dorman Products

Dorman gives repair professionals and vehicle owners greater freedom to fix cars and trucks. For over 100 years, we have been driving new solutions for the motor vehicle aftermarket, releasing tens of thousands of replacement products engineered to save time and money, and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of parts, covering light-, medium- and heavy-duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

About SuperATV

Founded in 2004, SuperATV employs highly skilled and industry expert men and women in all facets of design, manufacturing, sales and distribution. SuperATV’s leading family of proprietary brands includes Assassinator Tires, Assault Industries, Black Ops, EZ STEER, Gear Driven Performance, Intimidator Tires, Keller Performance Products, RackBoss, REV1, Rhino, SandCat, Terminator Tires,

Warrior Tires, X300, and XR Optic. SuperATV is recognized in the powersports aftermarket for its high-quality suspension, steering, portal gear lifts, lighting, storage, vehicle protection, drivetrain, maintenance, accessories, and other product lines.

Investor Relations Contact

Michael P. Dickerson

Vice President, Investor Relations & Risk Management

mdickerson@dormanproducts.com

(517) 667-4003